Exhibit 99.1

Dane Exploration Inc. Changes Name to “Portus Corporation”

March 25, 2014 --- Bellingham, Washington --- Portus Corporation (formerly, Dane Exploration Inc.) (the “Company”) (OTCBB: PORS) is pleased to announce that it changed its name to “Portus Corporation” (the “Name Change”).

As a result of the Name Change, the Company’s OTC Bulletin Board stock symbol changed to “PORS”.

Dale Murray, CEO of the Company, states “The name change to ‘Portus Corporation’ represents the final step in our new capital structure. We are excited to move on with our capital raising activities to fully develop the Portus Cloud platform and to initiate aggressive marketing activities.”

About the Company’s Business

The Company’s business is being developed as a multilingual, cloud based food and beverage service “portal” where customers will be able to manage an entire food and beverage service business or enterprise (“Portus Cloud”).  Portus Cloud is intended to serve the food service management industry globally. Customers expected to utilize Portus Cloud include hospitals, nursing homes, long term care, restaurants, education facilities, military, hospitality, cruise lines, corporate dining and catering facility.  The Company is designing Portus Cloud to allow managers to effectively access the supply chain and effectively manage their business in any of these industries. It is also intended to enable the creation of recipes and menus, sourcing, costing and ordering the ingredients for proper preparation and presentation and where needed clinical feedback and in multiple languages.

For additional information please contact:

Portus Corporation

500 McLeod Trail East - #5178

Bellingham, Washington USA 98226

Dale Murray, CEO and President

Telephone: (954) 778-8211

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations.  They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the Company’s limited operating history, ability to successfully develop its food service cloud portal and raise sufficient financing in order to meet the costs of such development.  Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.

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